UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549


                                  SCHEDULE  13G


                    UNDER  THE  SECURITIES  EXCHANGE  ACT  OF  1934
                          (AMENDMENT  NO.          )*
                                          --------


                                Dreams,  Inc.
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                              (Name  of  Issuer)


                         Common  Stock,  No  par  value
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                       (Title  of  Class  of  Securities)


                                 261983100
                     ----------------------------------
                              (CUSIP  Number)


                               May  13,  2005
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               (Date  of  Event  Which  Requires  Filing  of  this  Statement)

Check  the  appropriate  box  to  designate  the  rule  pursuant  to  which this
Schedule  is  filed:

     / /  Rule  13d-1(b)

     /X/  Rule  13d-1(c)

     / /  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC  1745  (12-02)

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1.      NAMES  OF  REPORTING  PERSONS
        I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

        Jeffrey  R.  Rosenberg

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2.      CHECK THE APPROPRIATE BOX IF A GROUP*                            (a) [ ]
                                                                         (b) [ ]

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3.      SEC  USE  ONLY

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

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4.      CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

        USA

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                    5.     SOLE  VOTING  POWER                  11,000,000
     NUMBER OF    -------------------------------------------------------------
      SHARES
    BENEFICIALLY    6.     SHARED  VOTING  POWER                         0
      OWNED BY     -------------- ----------------------------------------------
       EACH
     REPORTING      7.     SOLE  DISPOSITIVE  POWER             11,000,000
    PERSON WITH:   -------------------------------------------------------------

                    8.     SHARED  DISPOSTIVE  POWER                     0
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9.      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

        11,000,000

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10.     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE  INSTRUCTIONS)

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11.     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN ROW (9)       6.1%

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12.     TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)                IN

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ITEM  1.

     (a)  Name  of  Issuer:   DREAMS,  INC.

     (b)  Address  of  Issuer's Principal Executive Offices:
            2 South University Drive,
            Suite  325,  Plantation,
            Florida

ITEM  2.

     (a)  Name  of  Person  Filing:  Jeffrey  R.  Rosenberg

     (b)  Address  of  Principal  Business  Office  or,  if  none,  Residence:
            4025  Willowbend,  Suite  312,  Houston,  TX  77025

     (c)  Citizenship:  USA

     (d)  Title  of  Class  of  Securities:  COMMON  STOCK,  NO  PAR  VALUE

     (e)  CUSIP  Number:  N/A.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]   Broker  or  dealer  registered under section 15 of the Act (15
                U.S.C.  78o).

     (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ]   Insurance  company  as  defined in section 3(a)(19) of the Act
                (15  U.S.C.  78c).

     (d)  [ ]   Investment  company  registered  under  section  8  of  the
                Investment  Company  Act  of  1940  (15  U.S.C  80a-8).

     (e)  [ ]   An  investment  adviser  in  accordance  with
                ss.240.13d-1(b)(1)(ii)(E);

     (f)  [ ]   An  employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F);

     (g)  [ ]   A  parent holding company or control person in accordance with
                ss.  240.13d-1(b)(1)(ii)(G);

     (h)  [ ]   A  savings  associations  as  defined  in  Section 3(b) of the
                Federal  Deposit  Insurance  Act  (12  U.S.C.  1813);

     (i)  [ ]   A  church  plan  that  is  excluded  from the definition of an investment  company  under  section  3(c)(14)  of the Investment
                Company  Act  of  1940  (15  U.S.C.  80a-3);

     (j)  [ ]   Group,  in  accordance  with  ss.240.13d-1(b)(1)(ii)(J).


ITEM  4.  OWNERSHIP.


     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount  beneficially  owned:   11,000,000

     (b)   Percent  of  class:            6.1%

     Using 179,711,315 shares of the Registrant's common stock issued and outstanding as of the filing of this report, which amount includes 56,363,195 shares of the Registrant's common stock which were issued and outstanding on March 31, 2005, pursuant to the Company's Rule 424(b)(3) Final Prospectus which was filed with the Commission on April 12, 2005 and 123,348,120 shares of the Registrant's common stock which the Registrant reported as issued as of May 11, 2005 in connection with its offering, in its report on Form 8-K which was filed with the Commission on May 19, 2005.

     (c)   Number  of  shares  as  to  which  the  person  has:

     (d)    (i)      Sole  power  to  vote  or  to  direct  the  vote:
                       11,000,000

     (e)    (ii)     Shared  power  to  vote  or  to  direct  the  vote:
                       -0-

     (f)   (iii)     Sole  power to  dispose  or to direct  the  disposition of:
                       11,000,000


     (g)    (iv)     Shared  power  to dispose or to direct the  disposition of:
                       -0-



ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction:  Dissolution  of  a  group  requires  a  response  to  this  item.

N/A.

ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER PERSON.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

The 11,000,000 shares of the Registrant's common stock beneficially owned by Mr. Rosenberg represents more than 5% of the class of the Registrant's shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule
13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A.

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A.

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A.

ITEM 10.  CERTIFICATION


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and
(b) are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                May  23,  2005
                                 ----------------------------------------------
                                 Date

                                              /s/  Jeffrey  R.  Rosenberg
                                 ----------------------------------------------
                                 Signature

                                                Jeffrey  R.  Rosenberg
                                 ----------------------------------------------
                                 Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.